EXHIBIT 10.1
AMENDMENT NO. 3 TO
STOCK PURCHASE AGREEMENT
     This Amendment No. 3 to the Stock Purchase Agreement (the “Amendment”) dated May 28, 2008, is made by and between EZPAWN Florida, Inc. a Delaware corporation (the “Buyer”) and Value Financial Services, Inc., a Florida corporation (the “Company”).
RECITALS
     Whereas, the Buyer and the Company executed and delivered that certain Stock Purchase Agreement on March 14, 2008, as amended April 28, 2008 and May 12, 2008, for the purchase and sale of up to 6,646,359 shares of common stock of the Company (the “Purchase Agreement”);
          Whereas, the Buyer and the Company desire to extend the deadline for completion of the Due Diligence Investigation and closing of the transaction;
     Now therefore, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Company agree as follows:
1.	Definitions. Section 1 of the Purchase Agreement is amended by amending the definition of “Due Diligence End Date” to provide that the Due Diligence End Date shall mean 5:00 p.m CDT on June 4, 2008.
2.	Tender Offer. Section 6.1 of the Purchase Agreement is amended by deleting the words “June 3, 2008” and inserting in its place “June 9, 2008”.
3.	Closing. Section 3.2 of the Purchase Agreement is amended by deleting the words, “July 11, 2008” and inserting in their place, “July 17, 2008”.
4.	Termination. Subsection 9.1(f) of the Purchase Agreement is amended by deleting the words, “July 11, 2008” and inserting in their place, “July 18, 2008”.
{Signature Page Follows}

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.
EZPAWN Florida, Inc.

By:	/s/ Dan Tonissen

Daniel Tonissen, Senior Vice President and Chief Financial Officer
Value Financial Services, Inc.

By:	/s/ John Thedford

John Thedford, President and Chief Executive Officer